Exhibit 99.3

RENTJUICE CORPORATION

REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders of Zillow, Inc.

We have audited the accompanying balance sheets of RentJuice Corporation as of December 31, 2011 and 2010, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of RentJuice Corporation as of December 31, 2011 and 2010, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Seattle, Washington

June 12, 2012

RENTJUICE CORPORATION

BALANCE SHEETS

	December 31,
	2011	2010
Assets
Current assets:
Cash	$3,327,422	$287,715
Accounts receivable, net of allowance for doubtful accounts of $2,713 and $0 at December 31, 2011 and 2010, respectively	19,219	6,296
Prepaid expenses and other current assets	25,013	6,083

Total current assets	3,371,654	300,094
Property and equipment, net	35,712	3,400
Other assets	15,463	4,310

Total assets	$3,422,829	$307,804

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$50,350	$75,051
Accrued expenses and other current liabilities	71,411	89,486
Accrued compensation and benefits	151,899	24,034
Due to shareholder	—	12,450
Deferred revenue	37,327	18,251
Deferred rent, current portion	5,600	—
Series A warrant liabilities	327,157	176,889

Total current liabilities	643,744	396,161
Deferred rent, net of current portion	1,003	—
Convertible long-term debt	—	800,000
Commitments and contingencies (Note 11)
Stockholders’ equity (deficit):
Series A convertible preferred stock, $0.0001 par value; 3,187,250 shares authorized as of December 31, 2011 and 2010, respectively; 2,324,033 shares and 2,213,365 shares issued and outstanding as of December 31, 2011 and 2010, respectively	232	221
Series B convertible preferred stock, $0.0001 par value; 9,234,676 shares and no shares authorized as of December 31, 2011 and 2010, respectively; 8,815,936 shares and no shares issued and outstanding as of December 31, 2011 and 2010, respectively	882	—
Common stock, $0.0001 par value; 14,000,000 shares authorized as of December 31, 2011 and 2010; 9,284,492 and 9,091,162 shares issued and outstanding as of December 31, 2011 and 2010, respectively	925	906
Additional paid-in capital	7,934,874	1,429,553
Accumulated deficit	(5,158,831)	(2,319,037)

Total stockholders’ equity (deficit)	2,778,082	(888,357)

Total liabilities and stockholders’ equity	$3,422,829	$307,804

See accompanying notes to financial statements.

RENTJUICE CORPORATION

STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2011	2010
Revenue	$305,561	$143,386
Costs and expenses:
Cost of revenue	278,609	48,607
Sales and marketing	972,999	247,839
Technology and development	870,560	375,756
General and administrative	813,103	585,646

Total costs and expenses	2,935,271	1,257,848

Loss from operations	(2,629,710)	(1,114,462)
Other income (expense)	(204,314)	(124,621)
Interest expense	(5,770)	(46,244)

Net loss	$(2,839,794)	$(1,285,327)

See accompanying notes to financial statements.

RENTJUICE CORPORATION

STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

	Series A Preferred Stock		Series B Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2009	2,213,365	$221	—	$—	10,039,500	$1,000	$1,042,918	$(1,033,710)	$10,429
Issuance of common stock upon exercise of stock options	—	—	—	—	6,575	1	—	—	1
Share-based compensation expense	—	—	—	—	—	—	386,635	—	386,635
Stock repurchase	—	—	—	—	(954,913)	(95)	—	—	(95)
Net loss and total comprehensive loss	—	—	—	—	—	—	—	(1,285,327)	(1,285,327)

Balance at December 31, 2010	2,213,365	221	—	—	9,091,162	906	1,429,553	(2,319,037)	(888,357)
Issuance of common stock upon exercise of stock options	—	—	—	—	193,330	19	—	—	19
Share-based compensation expense	—	—	—	—	—	—	151,983	—	151,983
Issuance of Series A preferred shares upon exercise of Series A warrants	110,668	11	—	—	—	—	84,650	—	84,661
Issuance of Series B preferred shares, net of issuance costs of $99,000	—	—	5,502,808	551	—	—	5,419,765	—	5,420,316
Conversion of debt into Series B preferred stock	—	—	3,313,128	331	—	—	848,923	—	849,254
Net loss and total comprehensive loss	—	—	—	—	—	—	—	(2,839,794)	(2,839,794)

Balance at December 31, 2011	2,324,033	$232	8,815,936	$882	9,284,492	$925	$7,934,874	$(5,158,831)	$2,778,082

See accompanying notes to financial statements.

RENTJUICE CORPORATION

STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2011	2010
Operating activities
Net loss	$(2,839,794)	$(1,285,327)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	9,728	2,029
Share-based compensation expense	151,983	386,635
Changes in fair value of Series A warrant liabilities	210,029	127,753
Bad debt expense	2,713	—
Deferred rent	6,603	—
Changes in operating assets and liabilities:
Accounts receivable	(15,636)	(6,296)
Prepaid expenses and other assets	(30,083)	(8,065)
Accounts payable	(24,701)	41,632
Accrued expenses	159,045	83,789
Deferred revenue	19,076	1,139

Net cash used in operating activities	(2,351,037)	(656,711)

Investing activities
Purchases of property and equipment	(42,040)	(1,112)

Net cash used in investing activities	(42,040)	(1,112)

Financing activities
Proceeds from exercise of common stock options	19	1
Repurchase of common stock	—	(95)
Proceeds from the issuance of convertible debt	—	800,000
Proceeds from the issuance of common stock from the exercise of Series A warrants	24,899	—
Proceeds from the issuance of Series B preferred stock, net of issuance costs	5,420,316	—
Repayment of amount due to shareholder	(12,450)	—

Net cash provided by financing activities	5,432,784	799,906
Net increase in cash during period	3,039,707	142,083
Cash at beginning of period	287,715	145,632

Cash at end of period	$3,327,422	$287,715

Supplemental disclosures of cash flow information
Noncash transactions:
Conversion of convertible long-term debt and interest payable into Series B preferred stock	$849,254	$—

See accompanying notes to financial statements.

RENTJUICE CORPORATION

NOTES TO FINANCIAL STATEMENTS

Note 1. Organization and Description of Business

RentJuice Corporation (“RentJuice,” the “Company,” “we,” “us” and “our”) was incorporated as a Delaware corporation effective March 24, 2008. The Company provides rental relationship management software for landlords, property managers and rental brokers.

Certain Significant Risks and Uncertainties

We operate in a dynamic industry and, accordingly, can be affected by a variety of factors. For example, we believe that changes in any of the following areas could have a significant negative effect on us in terms of our future financial position, results of operations or cash flows; rates of revenue growth; engagement and usage of our products; scaling and adaptation of existing technology and network infrastructure; competition in our market; management of our growth; qualified employees and key personnel; protection of our brand and intellectual property; changes in government regulation affecting our business; intellectual property infringement and other claims; and protection of customers’ information and privacy concerns, among other things.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation

These financial statements have been prepared in conformity with accounting principles generally accepted in the United States (“GAAP”).

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make certain estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and the related disclosures at the date of the financial statements, as well as the reported amounts of revenue and expenses during the periods presented. Estimates are used for revenue recognition, the allowance for doubtful accounts, recoverability of long-lived assets, warrant liabilities and for share-based compensation expense. To the extent there are material differences between these estimates, judgments, or assumptions and actual results, our financial statements will be affected. In many cases, the accounting treatment of a particular transaction is specifically dictated by GAAP and does not require management’s judgment in its application.

Concentrations of Credit Risk

Financial instruments, which potentially subject us to concentrations of credit risk, consist primarily of cash and accounts receivable. We place cash with major financial institutions, which management assesses to be of high credit quality, in order to limit exposure.

Our credit risk on accounts receivable is limited as most collections are based on credit cards. Collateral is not required for accounts receivable. We maintain an allowance for doubtful accounts such that receivables are stated at their net realizable value.

Cash

Cash consists of funds deposited with financial institutions in savings or checking accounts. We regularly maintain cash in excess of federally insured limits at financial institutions.

Accounts Receivable and Allowance for Doubtful Accounts

Fees and other charges for services are generally due immediately. We consider accounts outstanding longer than the contractual terms past due. We review accounts receivable on a regular basis and estimate an amount of losses for uncollectible accounts based on our historical collections experience, age of the receivable, knowledge of the customer and the condition of the general economy and industry as a whole. We record changes in our estimate to the allowance for doubtful accounts through bad debt expense and relieve the allowance when accounts are ultimately determined to be uncollectible. Bad debt expense is included in general and administrative expenses.

Property and Equipment

Property and equipment is recorded at cost and depreciated using the straight-line method over the estimated useful lives of the related assets. The useful lives are as follows:

Computer equipment	3 years
Office equipment, furniture, and fixtures	5 to 7 years
Purchased software	3 years
Leasehold improvements	Shorter of expected useful life or lease term

Maintenance and repair costs are charged to expense as incurred. Major improvements, which extend the useful life of the related asset, are capitalized. Upon disposal of a fixed asset, we record a gain or loss based on the differences between the proceeds received and the net book value of the disposed asset.

Recoverability of Long-Lived Assets

We evaluate long-lived assets for impairment whenever events or circumstances indicate that they may not be recoverable. Recoverability is measured by comparing the carrying amount of an asset group to future undiscounted net cash flows expected to be generated. We group assets for purposes of such review at the lowest level for which identifiable cash flows of the asset group are largely independent of the cash flows of the other groups of assets and liabilities. If this comparison indicates impairment, the amount of impairment to be recognized is calculated as the difference between the carrying value and the fair value of the asset group.

Deferred Revenue

Deferred revenue consists of prepaid but unrecognized service revenue and amounts received in instances when revenue recognition criteria have not been met. Deferred revenue is recognized as revenue when the services are provided and all revenue recognition criteria have been met.

Deferred Rent

For our operating lease we recognize rent expenses on a straight-line basis over the term of the lease and, accordingly, we record the difference between cash rent payments and the recognition of rent expense as a deferred rent liability.

Revenue Recognition

Our revenue is derived primarily from the sale of subscriptions to our rental relationship management software for landlords, property managers and rental brokers. In general, we recognize revenue when (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered to the customer, (iii) the fee is fixed or determinable, and (iv) collectability is reasonably assured. We consider a signed agreement or other similar documentation reflecting the terms and conditions under which products or services will be provided to be persuasive evidence of an arrangement. Collectability is assessed based on a number of factors, including payment history and the creditworthiness of a customer. If it is determined that collection is not reasonably assured, revenue is not recognized until collection becomes reasonably assured, which is generally upon receipt of cash.

Contracts may be renewed on a month to month basis. Subscription revenue is recognized on a straight-line basis during the contractual period over which the service is delivered.

There were no customers that generated 10% or more of our total revenue in the years ended December 31, 2011 or 2010.

Cost of Revenue

Our cost of revenue consists of expenses related to operating our rental relationship management software including amounts paid for credit report processing, credit card fees, data entry services and amounts paid to third parties for data center operations.

Research and Development

Research and development costs are expensed as incurred. For the years ended December 31, 2011 and 2010, expenses attributable to research and development for our business totaled $870,560 and $375,756, respectively. Research and development costs are recorded in technology and development expenses.

Other Income (Expense)

Other income (expense) primarily consists of changes in the fair value of our Series A warrant liabilities and interest income earned on our cash balances.

Interest Expense

Interest expense consists of the interest incurred on our convertible debt.

Share-Based Compensation

We measure compensation expense for all share-based awards at fair value on the date of grant and recognize compensation expense over the service period on a straight-line basis for awards expected to vest.

We use the Black-Scholes-Merton option-pricing model to determine the fair value for stock options. In valuing our options, we make assumptions about risk-free interest rates, dividend yields, volatility, and weighted-average expected lives, including estimated forfeiture rates. Risk-free interest rates are derived from U.S. Treasury securities as of the option grant date. Expected dividend yield is based on our historical dividend payments, which have been zero to date. As we do not have any public trading history for our common shares, the expected volatility for our common stock is estimated using the published historical volatilities of industry peers in the online publishing market representing the verticals in which we operate. We estimate the weighted-average expected life of the options as the average of the vesting option schedule and the term of the award, since we do not have sufficient historical exercise data to provide a reasonable basis upon which to estimate expected term due to the limited period of time share-based awards have been exercisable. The term of the award is estimated using the simplified method, as awards are plain vanilla share options. Forfeiture rates are estimated using historical actual forfeiture trends as well as our judgment of future forfeitures. These rates are evaluated at least annually and any change in compensation expense is recognized in the period of the change. The estimation of stock awards that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ from our current estimates, such amounts will be recorded as a cumulative adjustment in the period the estimates are revised. We consider many factors when estimating expected forfeitures, including the types of awards and employee class. Actual results, and future changes in estimates, may differ substantially from management’s current estimates.

Advertising Costs

Advertising costs are expensed as incurred. For the year ended December 31, 2011, expenses attributable to advertising totaled $13,862. There were no advertising costs incurred for the year ended December 31, 2010. Advertising costs are recorded in sales and marketing expenses.

401(k) Savings Plan

Beginning during the year ended December 31, 2011, we sponsor a defined contribution plan under Section 401(k) of the Internal Revenue Code. Participation in the plan is available to all employees, and each participant may elect to contribute a portion of their salary, subject to Internal Revenue Service limits. We do not participate in a matching program, resulting in no contributions or expense.

Income Taxes

We use the asset and liability approach for accounting and reporting income taxes, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement and tax bases of assets and liabilities at the applicable enacted tax rates. A valuation allowance against deferred tax assets would be established if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets are not expected to be realized.

We establish reserves for tax-related uncertainties based on estimates of whether, and the extent to which, additional taxes will be due. We adjust these reserves in light of changing facts and circumstances, such as the closing of a tax audit, new tax legislation or the change of an estimate. To the extent that the final tax outcome of these matters is different than the amounts recorded, such differences will affect the provision for income taxes in the period in which such determination is made.

Recently Issued Accounting Standards

In October 2009, the Financial Accounting Standards Board (“FASB”) issued guidance on revenue recognition to require companies to allocate revenue in multiple-element arrangements based on an element’s estimated selling price if vendor-specific or other third-party evidence of value is not available. This guidance is effective beginning January 1, 2011 with earlier application permitted. We adopted this guidance prospectively starting on January 1, 2011. The adoption of this guidance did not and is not expected to have any impact on our financial position, results of operations, cash flows or disclosures based on the types of revenue arrangements we have historically entered into and currently have in place.

In June 2011, the FASB issued guidance on the presentation of comprehensive income to increase the prominence of other comprehensive income in the financial statements. An entity will have the option to present the components of net income and comprehensive income in either one or two consecutive financial statements. The new guidance is effective for interim and annual reporting periods beginning after December 15, 2011, with earlier adoption permitted. The guidance must be applied retrospectively. We have not early adopted this guidance; however, the adoption of this guidance is not expected to have a material effect on our financial condition and results of operations.

Note 3. Fair Value Measurements

Accounting standards define fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market in an orderly transaction between market participants on the measurement date. The standards also establish a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. There are three levels of inputs that may be used to measure fair value:

•	Level 1 — Quoted prices in active markets for identical assets or liabilities.

•	Level 2 — Assets and liabilities valued based on observable market data for similar instruments, such as quoted prices for similar assets or liabilities.

•

Level 3 — Unobservable inputs that are supported by little or no market activity; instruments valued based on the best available data, some of which is internally developed, and considers risk premiums that a market participant would require.

To determine the estimated fair value for our Series A stock warrants (described in Note 9), we used a valuation model based on the Black-Scholes-Merton option valuation methodology by modeling the value of the various components of our capital structure as a series of call options on the proceeds expected from the sale of the entity or the liquidation of assets at some future date, which represents a Level 3 measurement in the fair value hierarchy. To determine the estimated disclosed fair value of our convertible long-term debt (described in Note 7), we relied on a probability-weighted expected return method in conjunction with the option valuation methodology.

The following table presents the balances of liabilities measured at fair value on a recurring basis as of the dates presented:

	December 31,
	2011	2010
Series A warrants	$327,157	$176,889

During the years ended December 31, 2011 and 2010, we recorded expense for the change in the estimated fair value of the Series A stock warrant liabilities within other income (expense) of $210,029 and $127,753, respectively.

The fair value of our convertible long-term debt is $1,130,000 as of December 31, 2010. All outstanding convertible long-term debt was converted into Series B preferred stock during the year ended December 31, 2011.

We did not have any Level 1 or 2 assets or liabilities measured at fair value on a recurring basis as of December 31, 2011 and 2010.

Note 4. Accounts Receivable, net

The following table presents the detail of accounts receivable as of the dates presented:

	December 31,
	2011	2010
Trade accounts receivable	$21,932	$6,296
Less: allowance for doubtful accounts	(2,713)	—

Accounts receivable, net	$19,219	$6,296

The following table presents the changes in the allowance for doubtful accounts for the periods presented:

	Year Ended December 31,
	2011	2010
Allowance for doubtful accounts:
Balance, beginning of period	$—	$—
Additions charged to expense	2,713	—
Less: write-offs, net of recoveries and other adjustments	—	—

Balance, end of period	$2,713	$—

Note 5. Property and Equipment, net

The following table presents the detail of property and equipment as of the dates presented:

	December 31,
	2011	2010
Computer equipment	$29,432	$6,457
Leasehold improvements	7,956	—
Office equipment, furniture and fixtures	11,110	—

Property and equipment	48,498	6,457
Less: accumulated amortization and depreciation	(12,786)	(3,057)

Property and equipment, net	$35,712	$3,400

We recorded amortization and depreciation expense of $9,728 and $2,029, respectively, during the years ended December 31, 2011 and 2010.

Note 6. Due to Stockholder

As of December 31, 2010, we were indebted to the chief executive officer of RentJuice in the amount of $12,450. Such amount was fully repaid as of December 31, 2011.

Note 7. Convertible Debt

In February 2010, we issued convertible promissory notes for $600,000 with a stated interest rate of 8.0% per annum, for which interest accrues on a quarterly basis. In May 2010, the board of directors approved an increase in the maximum borrowing amount from $600,000 to $800,000. A total of $800,000 of convertible notes was issued during the year ended December 31, 2010.

The convertible promissory notes are due and payable upon the earliest to occur of: (a) demand by one or more lenders representing a majority interest after the one year anniversary of the initial closing; (b) closing of the Company’s next equity financing; (c) upon a change in control; or (d) upon demand by one or more lenders representing a majority interest at any time following an event of default. The convertible promissory note is automatically converted into equity shares at the closing of the next equity financing.

In January 2011, all of the outstanding convertible debt was converted into shares of Series B convertible preferred stock in connection with the private placement of 5,423,046 shares of Series B convertible preferred stock. The conversion was based on the quotient obtained by dividing the aggregate outstanding principal balance and unpaid accrued interest due on the note on the date of conversion by the price per share as calculated based on an effective pre-money valuation of the Company of $5,000,000, in accordance with the terms of the convertible promissory notes. The conversion of the outstanding convertible debt resulted in the issuance of 3,313,128 shares of Series B convertible preferred stock with a conversion price of $0.2564 per share.

As of December 31, 2010, the convertible long-term debt is classified as a liability as it represents a legal obligation of the Company to repay the notes and interest thereon and the holders have rights of a creditor. We evaluated the potential embedded conversion option feature on the convertible promissory notes and determined that the recognition of a beneficial conversion feature was not required.

We recorded interest expense on the convertible long-term debt of $4,384 and $44,870, respectively, during the years ended December 31, 2011 and 2010.

Note 8. Income Taxes

We are subject to federal and state income taxes in the United States. For the years ended December 31, 2011 and 2010, we did not have taxable income and, therefore, no tax liability or expense has been recorded in the financial statements.

The following table presents a reconciliation of the federal statutory rate and our effective tax rate for the periods presented:

	Year Ended December 31,
	2011	2010
Tax expense at federal statutory rate	34.0%	34.0%
State taxes	5.3%	0.0%
Nondeductible expenses	(0.2%)	0.0%
Write-off of limited tax attributes	0.0%	(23.7%)
Share-based compensation	(1.7%)	(10.2%)
Valuation allowance	(37.4%)	(0.1%)

Effective tax rate	0.0%	0.0%

Deferred income taxes reflect the net tax impact of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and such amounts for tax purposes. The following table presents the significant components of our deferred tax assets and liabilities as of the dates presented:

	December 31,
	2011	2010
Deferred tax assets:
Net operating loss carryforwards	$1,259,172	$305,827
Share-based compensation	3,704	422
Accruals and reserves	31,793	8,733
Series A warrants reserve	133,859	50,627
Depreciation	712	—

Total deferred tax assets	1,429,240	365,609
Deferred tax liability:
Depreciation	—	(82)

Net deferred tax assets before valuation allowance	1,429,240	365,527
Less: valuation allowance	(1,429,240)	(365,527)

Net deferred tax assets	$—	$—

Realization of deferred tax assets is dependent upon the generation of future taxable income, if any, the timing and amount of which are uncertain. We have provided a full valuation allowance against the net deferred tax assets as of December 31, 2011 and 2010 because there is a significant degree of uncertainty around our ability to realize the deferred tax assets in the future. The valuation allowance increased by $1,063,713 and $1,637 during the years ended December 31, 2011 and 2010, respectively.

We have federal accumulated tax losses of approximately $3,172,588 and $766,904 as of December 31, 2011 and 2010, respectively, and state accumulated tax losses of approximately $3,093,739 and $772,679 as of December 31, 2011 and 2010, respectively, all of which are available to reduce future taxable income. None of our net operating loss carryforwards relate to tax deductible share-based compensation in excess of amounts recognized for financial reporting purposes. To the extent that net operating loss carryforwards, if realized, relate to share-based compensation, the resulting tax benefits will be recorded to stockholders’ equity, rather than to the statement of operations. The federal and state tax loss carryforwards begin to expire in 2025 and 2014, respectively. The use of these net operating loss carryforwards is limited by an Internal Revenue Code Section 382 limitation. As of December 31, 2011, we have not decreased our gross deferred tax asset and valuation allowance to account for those attributes that will expire unused. As of December 31, 2010, we have decreased our gross deferred tax asset and valuation allowance by $1,756,100 to account for those attributes that will expire unused.

We are currently not under audit in any tax jurisdiction. Tax years from 2008 through 2010 are currently open for audit by federal and state taxing authorities.

At December 31, 2011, there have been no unrecognized tax benefits recorded as a reduction to the deferred tax asset. We do not anticipate that the amount of existing unrecognized tax benefits will significantly increase or decrease within the next 12 months. Accrued interest and penalties related to unrecognized tax benefits are recorded as income tax expense and are zero.

Note 9. Stockholders’ Equity

Convertible Preferred Stock

In November 2008, we completed a private placement of $500,000, pursuant to action of our board of directors authorizing the issuance and sale of 2,213,365 shares of Series A convertible preferred stock (Series A) at $0.2259 per share. In January 2011, we completed a private placement of $5,439,315, pursuant to action of our board of directors authorizing the issuance and sale of 5,423,046 shares of Series B convertible preferred stock (Series B) at $1.0030 per share. Concurrent with the private placement of the Series B, we issued an additional 3,313,128 shares of Series B convertible preferred stock on the conversion of convertible debt that was issued in 2010 (described in Note 7). In October 2011, we issued an additional 79,762 shares of Series B at $1.0030 per share resulting in proceeds of $80,000. The key terms of all issued convertible preferred stock are summarized below:

(a)  Dividends

The holders of Series A and Series B convertible preferred stock have preferential rights over common stockholders to dividends at the rate of 8% of the original issuance price on an annual basis, when and if declared by the board of directors. The right to receive dividends is not cumulative. As of December 31, 2011 and 2010, no dividends had been declared.

(b)  Conversion

At any time after the date of issuance, each share of Series A and Series B convertible preferred stock, at the option of the holder, shall be converted into common stock using the formula provided in our articles of incorporation, or automatically upon the closing of an initial public offering of our common stock with gross proceeds to us of at least $40.0 million, or with the approval of the holders of at least 60% of the outstanding shares of convertible preferred stock. The conversion rights terminate in the event of a liquidation, dissolution or winding up of the Company.

(c)  Liquidation Preference

In the event of any voluntary or involuntary liquidation, dissolution, or winding up or any deemed liquidation, as defined, the holders of Series A and Series B convertible preferred stock have preferential rights over common stockholders to liquidation payments equal to the original issuance price of the convertible preferred stock, respectively, plus all declared but unpaid dividends on such shares, if any. Upon completion of such a distribution, the remaining assets shall be distributed among the holders of common stock pro rata based on the number of shares of common stock held.

We have classified the Series A and Series B convertible preferred stock within stockholders’ equity since the convertible preferred stock is not mandatorily redeemable and there is no set maturity date.

(d)  Voting Rights

Holders of Series A and Series B convertible preferred stock are entitled to the number of votes equal to the number of shares of common stock into which their preferred stock could be converted. Holders of Series A and Series B convertible preferred stock shall vote together with the holders of common stock as a single class on an as-converted basis, and have full voting rights and powers equal to the voting rights and powers of the holders of common stock. The holders of Series B convertible preferred stock, voting as a separate class, are entitled to elect one member of the board of directors. The holders of common stock, voting as a separate class, are entitled to elect one member of the board of directors. The holders of common stock and all series of convertible preferred stock, voting together, shall be entitled to elect any remaining members.

Series A Stock Warrants

In connection with the issuance of the Series A convertible preferred stock in November 2008, we issued to each investor a Series A stock warrant to purchase Series A at 20% of the number of Series A purchased by such investor in the Series A private placement or 10% of the total number of shares purchased by such investor in a second closing. A total of 327,573 Series A Stock warrants were issued. Each Series A stock warrant vests at the date of issuance and can be converted to Series A convertible preferred stock (the conversion ratio is 1-to-1). In January 2011, we issued 110,668 shares of Series A convertible preferred stock upon the exercise of Series A stock warrants. The Series A stock warrants represent financial instruments that embody obligations requiring the transfer of assets, and are therefore classified as liabilities measured at fair value. Changes in the fair value of the Series A stock warrant liabilities are recorded in other income (expense).

Common Stock

Our common stock has no preferences or privileges and is not redeemable. Holders of common stock are entitled to one vote for each share.

The following shares of common stock have been reserved for future issuance as of the dates presented:

	December 31, 2011	December 31, 2010
Common stock options outstanding	1,286,241	742,601
Common stock options available for grant	3,076,449	791,237
Shares issuable upon exercise of stock warrants	216,905	327,573
Shares issuable upon conversion of outstanding Series A convertible preferred stock	2,324,033	2,213,365
Shares issuable upon conversion of outstanding Series B convertible preferred stock	8,815,936	—

Total	15,719,564	4,074,776

Stock Repurchase

In February 2010, our board of directors approved the repurchase of 954,913 shares of common stock from the co-founders of RentJuice at an insignificant purchase price.

Note 10. Share-Based Awards

Stock Options

In March 2009, our board of directors adopted the 2009 Equity Incentive Plan (the 2009 Plan). Under the terms of the Plan, our board of directors may grant stock awards, including incentive and nonqualified stock options, to employees, officers, directors, consultants and independent contractors. Upon adoption of the 2009 Plan, an aggregate of 1,579,913 shares of common stock was reserved for future issuance. In January 2011, the board of directors authorized an increase in the number of shares of common stock reserved for future issuance to 4,602,095.

We grant both incentive and nonqualified stock options with exercise prices, determined by our board of directors, that are generally equal to the fair value of our common stock on the date of grant. Options granted under the 2009 Plan are exercisable at such times and under such conditions as determined by our board of directors, but the term of the options and the right of exercise may not exceed ten years from the date of grant. Employees forfeit their rights to exercise vested options either immediately or 12 months following the termination of their employment, depending on the cause of termination. Options have a ten-year term and generally vest 25% after 12 months, and the remaining 75% of the award vests ratably over the next 36 months, or vest ratably over a period of 48 months.

The following table summarizes stock option activity for the year ended December 31, 2011:

	Options Available for Grant	Number of Shares Subject to Existing Options	Weighted- Average Exercise Price Per Share	Weighted- Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Outstanding at December 31, 2010	791,237	742,601	$0.02	8.89	$391,602
Authorized increase in 2009 Plan shares	3,022,182	—	—
Granted	(1,058,666)	1,058,666	0.09
Exercised	—	(193,330)	0.02
Forfeited or cancelled	321,696	(321,696)	0.03

Outstanding at December 31, 2011	3,076,449	1,286,241	0.08	9.23	$1,664,659
Vested and exercisable at December 31, 2011		247,313	0.06	8.87	$248,982

As of December 31, 2011, there was a total of $793,806 in unrecognized compensation cost related to nonvested stock options, which is expected to be recognized over a weighted-average period of 3.32 years. The total intrinsic value of options exercised during the years ended December 31, 2011 and 2010 was $293,862 and $3,977, respectively.

The fair values of stock options granted during the years ended December 31, 2011 and 2010 were determined on the dates of grant using the Black-Scholes-Merton option valuation model with the following weighted average assumptions:

	Year Ended December 31,
	2011	2010
Expected volatility	47%	47%
Expected dividend yields	—	—
Risk-free interest rate	2.6%	2.3%
Weighted-average expected life	6.25 years	6.25 years
Weighted-average fair value of options granted	$1.61	$0.63

The fair value of shares vested at December 31, 2011 and 2010 was $112,019 and $31,161, respectively.

The following table summarizes information about options outstanding and vested stock options as of December 31, 2011:

	Options Outstanding			Options Vested and Exercisable
Exercise Price	Number Outstanding	Weighted- Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.01	109,750	7.89	$0.01	57,768	$0.01
$0.03	162,325	8.59	0.03	57,101	0.03
$0.09	1,014,166	9.48	0.09	132,445	0.09

Total	1,286,241	9.23	0.08	247,313	0.06

Restricted Shares

In October 2008, the Company entered into a stock restriction agreement with one of the Company’s co-founders covering the repurchase by the Company of up to 4,500,000 shares of common stock from the co-founder. The restricted shares are subject to a Company repurchase option that releases the shares ratably over a period of 24 months. In the event of the co-founder’s involuntary termination of employment, all of the restricted shares shall immediately be released from such repurchase option on the date of termination. In the event of any termination of the co-founder’s services to the Company, the Company has the option, but not the obligation, to repurchase any unvested shares from the co-founder for a period of up to three months after termination for an amount per share equal to the fair value of the Company’s common stock as of the date specified in the stock restriction agreement.

In October 2008, our board of directors approved the sale of 1,000,000 restricted shares of common stock to one of the Company’s co-founders for an aggregate purchase price of $590. The restricted shares are subject to a Company repurchase option that releases the shares over a vesting period of four years in which one quarter of the shares are released after the one year anniversary and the remaining shares are released ratably over the next 36 months. In the event of a change of control, all of the restricted shares shall immediately be released from such repurchase option on the date prior to the effectiveness date of the change of control. In the event of any termination of the co-founder’s services to the Company, the Company has the option, but not the obligation, to repurchase any unvested shares from the co-founder for a period of up to three months after termination for an amount per share equal to the lesser of the purchase price paid for the shares and the fair value of the shares at the time of repurchase.

Total compensation expense related to the stock restriction agreements for both founders for the years ended December 31, 2011 and 2010 was $47,069 and $357,960, respectively, which amounts are included in the table below. The fair value of the awards is calculated on the grant date based on the fair value of the Company’s common stock. The grant date fair value is recognized as share-based compensation expense ratably over the vesting period of the respective award.

Share-Based Compensation Expense

The following table presents the effects of share-based compensation expense recognized in our statements of operations during the periods presented:

	Year Ended December 31,
	2011	2010
Sales and marketing	$45,256	$16,000
Technology and development	100,646	64,699
General and administrative	6,081	305,936

	$151,983	$386,635

Note 11. Commitments and Contingencies

Lease Commitment

We have an operating lease for office space for our headquarters in San Francisco, California. The operating lease expires in February 2013. Future minimum payments for our operating lease as of December 31, 2011 are as follows:

2012	$94,868
2013	15,881

Total future minimum lease payments	$110,749

Rent expense for the year ended December 31, 2011 and 2010 is $86,138 and $24,411, respectively, and is included in general and administrative expense.

Legal Proceedings

From time to time, we are involved in litigation and claims that arise in the ordinary course of business. Although we cannot be certain of the outcome of any litigation and claims, nor the amount of damages and exposure that we could incur, we currently believe that the final disposition of such matters will not have a material effect on our financial position, results of operations or cash flow. Regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

Note 12. Subsequent Events

On May 31, 2012, Zillow, Inc., a Washington corporation (“Zillow”), through its wholly owned subsidiary, Renegade Acquisition, Inc., a Delaware corporation (“Merger Sub”), consummated its acquisition of RentJuice, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) by and among Zillow, RentJuice, Merger Sub and Shareholder Representative Services LLC, acting as the stockholder representative, dated May 2, 2012. Under the terms and subject to the conditions of the Merger Agreement, Merger Sub merged with and into RentJuice with RentJuice remaining as the surviving company and a wholly owned subsidiary of Zillow (the “Merger”). The total Merger consideration payable to RentJuice equity holders is approximately $40 million in cash, less certain transaction expenses and other costs. All vested options to purchase shares of RentJuice’s common stock were cancelled and, in settlement of such cancellation, the holders of such options will receive cash payments representing a portion of the Merger consideration as described in the Merger Agreement. In addition, Zillow has provided for the substitution of unvested stock options of RentJuice outstanding as of the closing for stock options to purchase shares of Zillow’s Class A common stock at an exchange ratio implied by the Merger consideration as described in the Merger Agreement. In connection with the closing, approximately $4 million of the purchase price otherwise payable to RentJuice stockholders and holders of vested stock options has been deposited in a third-party escrow account to secure certain indemnification obligations of those equity holders. Pursuant to the terms of the Merger Agreement, Zillow has established a retention bonus plan pursuant to which restricted stock units for 280,978 shares of Zillow’s Class A common stock will be granted to employees of RentJuice who accepted employment with Zillow in proportion to each employee’s total equity holdings in RentJuice prior to the closing of the Merger. Twenty-five percent of each restricted stock unit award will vest on May 31, 2013 and the remainder will vest in substantially equal installments each three-month period thereafter for the next three years, subject to the recipient’s continued full-time employment or service to Zillow.

We have evaluated subsequent events through June 12, 2012, which is the date the financial statements were available to be issued.